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EQUINIX

November 5, 2002
4:30 p.m. CST

Coordinator
Good afternoon, and welcome to the third quarter earnings conference call. All participants will be able to listen only until the question and answer session of the conference. This conference is being recorded at the request of Equinix. If anyone has any objections, please disconnect at this time.

I would like to introduce the host for today’s conference, Ms. Maureen O’Brien. Ms. O’Brien, you may begin.

M. O’Brien
Thank you. Good afternoon, and welcome to Equinix’s third quarter results conference call. This earnings call contains forward-looking statements, including statements related to Equinix’s business outlook, revenues, EBITDA, annual contract value, annual recurring revenue, capital expenditures, bookings, and our proposed acquisition of i-STT and Pihana Pacific. Actual results may differ from expectations due to a number of factors, including the challenges of building and operating IBX centers and developing, deploying, and delivering Equinix services, competition with existing and new competitors, the risk that customers who have placed orders may not install or may delay installations, the ability to deliver services when requested by our customers, failure of the proposed acquisition to close, costs related to the proposed acquisition, the risks that the respective businesses in the proposed acquisition will not be integrated successfully or that Equinix will incur unanticipated costs of integration. The matters discussed in this conference call also involve risk and uncertainties described from time to time in Equinix’s filings with the SEC. In particular, see Equinix’s quarterly and annual reports and our preliminary proxy statement filed with the SEC. These documents can be obtained off the Web at FreeEDGAR.com or Sec.gov. Equinix does not assume any obligation to update the forward-looking information contained in this call.

A press release was issued after the market closed this afternoon. For your reference, our press releases are available on our Web site at Equinix.com and through our investor voice response service at (888) 409-EQIX.

With us today are Peter Van Camp, Equinix’s Chief Executive Officer; Renee Lanam, CFO; and Keith Taylor, VP of Finance and Chief Accounting Officer. We will take questions after the prepared portion of the call. At this time I’ll turn the call over to Peter.

P. Van Camp
Thanks, Maureen. Welcome to this afternoon’s call. Today let’s get the call started with an overview of financial highlights for the quarter, and Renee Lanam will join me in covering specific performance. Following that, I’d like to take it up a level and talk about what we see as our greater opportunity in what still is a very volatile market space for outsourcing of Internet infrastructure and hosting services. Of course, significant and linked to this opportunity is our recently announced definitive agreements to acquire the assets of i-STT and Pihana Pacific in Asia. These acquisitions and the infusion of $30 million in new capital are instrumental in positioning us for this opportunity. We will update you on the deal as the call progresses.

Now let me get started with the results, which were in line with guidance for the quarter. Revenues were $20.2 million, a 12% increase over the prior quarter. This included a $2.8 million one-time settlement with Qwest. EBITDA was a loss of $1.5 million. As expected, we saw healthy improvement in the EBITDA line, absent the impact of one-time events we saw last quarter. We also saw positive trends over prior quarters for churn and debookings, which Renee will go into detail on in just a moment. There were 33 new customer adds in the quarter, including GE, Japan Telecom and KDDI America. We received additional orders for more than 80 of our existing customers, including Electronic Arts, IBM, Google, Microsoft, Time-Warner Telecom, and Yahoo.

I would like to add a little color on the quarter from a new booking standpoint. Although 33 new customers is generally consistent with performance over the past year, the committed spend from these new customers was down from the solid bookings in the prior quarter. The reasons for this are really easy to understand. Questions around the resolution of our debt and balance sheet issues became more prevalent as the quarter progressed, slowing customer decisions, which will be reflected somewhat in Q4 guidance. However, I should also note that we’ve already seen a solid lift in new bookings in the first month of Q4. Our momentum appears to be back on track, as customers have been quite positive about our deal announcement.

So let me stop there for a minute and turn the call to Renee for complete detail on these results.

R. Lanam	Thanks, Peter. As I have done on our previous earnings call, before walking through the numbers I’d first like to mention some trends we are seeing in the business, and then walk through a few events and decisions that had a significant impact on the quarter.

First, some continued good news on churn. We saw a very positive trend, in that our churn number, that is the number of cabinets that we lost as result of losing a customer, was less than 2% in the quarter. We expect our churn to remain in the 2% to 4% range per quarter going forward, which will be important as we continue our drive towards profitability.

With respect to debookings, excluding a large one-time settlement with Qwest that I will explain in detail in a few minutes, our debookings, while up from last quarter, continue to trend down from the debooking numbers we saw throughout 2001 and the first two quarters of 2002. Again, this is a trend that we are very pleased with, and confirms our belief that some of the downward trends in our sector are reversing.

With respect to new bookings, as Peter mentioned, we did see a softening of new orders as a result of the ongoing questions about our long-term financial viability. This will have an impact on our revenues next quarter. Fortunately, however, as Peter said, following the announcement of the proposed transaction with ST

Telemedia, i-STT, and Pihana, we have already seen a strengthening of the pipeline and new bookings for this quarter.

Now let me touch on a few events and decisions that had a significant impact on the quarter. First, Qwest. As we mentioned on our last earnings call, in July we finalized an agreement with Qwest, whereby in exchange for us releasing Qwest from their obligations for a large percentage of cabinets they had under contract, they paid us a fee of $2.8 million in the quarter. This agreement made sense to Qwest, as they no longer had a need for all of the cabinets. From our perspective, this agreement made sense for a number of reasons, not the least of which was that the cabinets they didn’t need were located in our San Jose facility where we have a number of existing and prospective customers looking for this amount of particular space. As always, our preference is to contract with customers who are occupying the space, as these are the customers who will renew their contracts, will pay their bills on a timely basis, and whose requirements are more likely to grow. By allowing Qwest to cash out of a large portion of their contract, we believe we are better positioned to fill up our San Jose facility with these types of customers.

Second, our San Jose ground lease. Again, this is the lease for undeveloped land in San Jose adjacent to our existing IBX. In Q3 we exercised our option to terminate one half of this lease. In connection with the exercise of this option, our landlord was permitted to unconditionally draw down on $25 million in letters of credit previously posted for this lease. Of this $25 million, $19 million was recorded as a restructuring charge, and the remaining $6 million was recorded as prepaid rent expense. The company is currently in discussions with the landlord, whereby the company would be able to apply this prepaid rent against future lease costs provided certain conditions are met, including completion of the proposed transactions with ST Telemedia, i-STT, and Pihana. In addition, as consideration for the above, the company will provide the landlord with other lease concessions with respect to the remaining lease. As a result of the above, we permanently reduced our lease and other expenses related to this property by one-half, or approximately $6 million a year, or $100 million over the remaining term of the lease.

Last, let me touch on the status of our senior credit facility. First and foremost, our banks continue to be very supportive of the company. Under an amendment approved last August, the company prepaid $5 million of the facility in Q3 and reset covenants through September 30, 2002. Further, the amendment added a new covenant requiring the company to convert a significant percentage of its bonds into common stock or convertible debt on terms satisfactory to our lenders by November 8, 2002. In light of the company’s recent announcement regarding the proposed transaction with ST Telemedia, i-STT, and Pihana, and the company’s plan to retire a large percentage of its bonds in connection with that transaction, our banks have further amended the credit agreement in order to afford sufficient time and flexibility to affect these transactions. In addition, as part of the proposed transaction, we intend to again amend the credit agreement effective upon closing of the transaction, whereby the banks will extend the credit facility amortization schedule and further relax financial covenants for the term of the loan.

With that as a backdrop, let me now provide you with details of the quarter, starting with revenues. Q3 was $20.2 million. This can be split into three categories: recurring revenue, non-recurring revenue, and equipment. Fifteen point nine million, or nearly 80% of this revenue, was derived from recurring revenue charges, such as cabinets, cross-connects, and power. This is a 4.4% increase over last quarter’s recurring revenue. Four point one million, or 20%, came from non-recurring sources, such as installation, set-up charges, and one-time settlements. The Qwest settlement accounted for more than half of our non-recurring revenue in the quarter. As we have previously indicated, we do not expect equipment sales to account for a meaningful percentage of our revenues going forward, and accordingly, in the quarter our total equipment sales were less than $200,000, or less than one percent of our total revenues. Two customers, IBM and Qwest, each accounted for more than10% of our Q3 revenue.

As I mentioned earlier, we experienced less than 2% churn in the quarter. We calculate churn based on the number of cabinets returned to the company when we lose a customer, divided by the total number of cabinets booked as of the beginning of the quarter. This is differentiated from debooking, which is where a customer downsizes its commitment but remains a customer of the company. We calculate debookings based on the same calculation as churn. That is, how many cabinets were returned to the company, divided by the total number of cabinets booked as of the beginning of that quarter. Again, the difference between churn and debooking is churn means we lost the customer. Debooking means that a customer reduced the number of cabinets it had under contract but remained a customer. Our debooking for the quarter, excluding the cabinets relating to the Qwest settlement, was approximately 4%.

While this number was up from the previous quarter, it is down from last year and the first two quarters of this year. We expect to see this number continue to trend downward to less than one percent per quarter going forward.

Cost of revenues for the quarter was $26.2 million, down from $27 million last quarter. Cost of revenues consists primarily of salaries for IBX personnel, power, rent, security, and depreciation of our leasehold improvements. As expected, these costs decreased over last quarter as we continue to actively manage our IBX operating costs. Likewise, SG&A expenses for the third quarter decreased over last quarter’s level. Q3 SG&A was $11 million, as compared to $12.9 million in SG&A expenses last quarter. The decrease was a result of our continued focus on cost containment and the reduction in bad debt expenses from one-time events in Q2. In Q3 we recorded an EBITDA loss, excluding the one-time restructuring charge related to the reduction of the San Jose lease, of $1.5 million, as compared to a $6.9 million EBITDA loss the previous quarter.

Net loss for Q3 was $44.1 million, with a net loss per share of $0.44, based on 100.5 million weighted average shares outstanding. Excluding the restructuring charge, our pro forma net loss per share was $0.30. This compares to a pro forma net loss per share last quarter, again, excluding one-time charges, of $0.36. Interest expense for Q3 totaled $8.2 million. This amount consists primarily of interest expense associated with our bonds.

Turning to our balance sheet, as of September 30th, we had $11.6 million of cash and cash equivalents. As we outlined in our strategic announcement, upon closing, STT will be investing $30 million into Equinix, and Pihana will contribute approximately $25 million. Although approximately $23 million of this $55 million will be used to significantly reduce our debt, the over $30 million remaining portion of this cash will be added to our cash balances. DSO for Q3 remained at 30 days. This low DSO level again resulted from our continued strong collection efforts and is a strong indicator of the importance our customers place on our services. Capital expenditures for the quarter totaled $1.1 million.

Moving on to guidance, we will limit guidance at this point to Q4. As we move closer to the targeted year-end closing for the proposed transaction, we will provide additional guidance for next year. We expect to see revenues in the range of $17 million to $19 million for the fourth quarter. While we expect our recurring revenue stream to increase quarter over quarter, we do not expect to see a repeat of a Qwest-type settlement. We expect to have an EBITDA loss in the range of $1.5 million to $2.5 million for the quarter. This expected increase in EBITDA loss is a result in the decrease of revenues, offset by a further reduction in expenses primarily related to the termination of half of the San Jose ground lease.

This concludes my prepared remarks. Let me now turn the call back over to Peter.

P. Van Camp	Thanks, Renee. Good quarter and nice progress over Q2.

Stepping back from the detailed results, I’d like to take the discussion up a level and talk about where Equinix is now strategically positioned in the face of our changing market space. I’d like to try and think about this through the eyes of a customer. For any customer whose success has a serious reliance on their Internet and networking infrastructure, this has to be a scary time, with significant network disruptions, questions of service providers’ commitment to this space, or even their service provider’s financial viability. Evidence of this exists all across the sector. As examples, Qwest is narrowing its focus to its core business and rethinking its hosting strategy, a significant question mark exists about Genuity’s faith in today’s market, and perhaps most surprising are the recent reports out of London on Cable and Wireless’ potential withdrawal from the U.S. market and what that may mean for the Exodus base of customers here in the States. All of this presents a very uncertain landscape for the customer, and despite all the uncertainty, let me make one point very clear. Customers continue to buy, and demand isn’t going away. Internet traffic is doubling annually. The Internet infrastructure services market is still a $5 billion dollar marketplace.

At a personal level, I use the Internet more every day in how I get my job done or how I live my life, and I feel comfortable saying that everyone on this call is probably in the same position. Obviously what is happening here is the consolidation and contraction of a supply level that was just way overbuilt. Frankly, we believe that Equinix has now positioned itself to turn these events into a significant opportunity. What’s exciting to us is the unique value of our recent news. The infusion of capital from Singapore Technologies Telemedia and the increased reach and capability achieved through our acquisitions in Asia has created a significant differentiation in our position vis-à-vis other service providers. While our large competitors are retreating to focus on their core businesses, we’ve made a bold commitment to this market and to our customers that we’re here for the long-term. At the end of the day there will be a greatly consolidated set of service providers, of which we are committed to being one, and we will be one with a uniquely differentiated position, as a network-neutral service provider. This differentiation is also important to our belief that we are in a lasting position. In these uncertain times, customers require network choice and diversity more than ever.

As I said earlier, this strategic position is made possible by recently announced definitive agreements with i-STT and Pihana Pacific. Let me just quickly recap this deal again for you. Equinix will acquire the businesses of two leading Asia-Pacific Internet infrastructure companies to form the largest global network-neutral Internet exchange services company, serving more than 400 customers. With this, we announced a $30 million investment in Equinix by Singapore Technologies Telemedia. Importantly, we have also announced plans to substantially deleverage the business by retiring more than $130 million in debt, including approximately 80% of our outstanding bonds, through a combination of cash and equity and a further reduction of the credit facility. As Renee noted, this will take our annual interest expense down by more than 70%. Pending shareholder approval, these events will solidly position us for the opportunity I described.

Although there are a number of steps remaining before the deal closes, we feel we are still on track to close by year-end. Let me just give you an update on the progress we’ve made since announcing the deal. On October 18th we filed a proxy for shareholder approval. As we anticipated, the SEC has indicated that they will be reviewing the proxy. This would place SEC clearance sometime in the early December time frame, at which time voter proxies will be mailed to all shareholders. We expect to be in a position to hold the shareholder meeting and gain approval sometime in late December. As we’ve indicated in our filings with the SEC, we currently have exchange commitments from bondholders totaling $103.7 million of our bonds. We expect to commence the tender offer for the remainder of the bonds later this month, while the tender should close on a timeline consistent with the shareholder approval of this transaction. Also, transition planning to integrate the three businesses is underway and key integration projects have been defined. The teams are very pleased with the progress to date, and we feel confident we’ll hit the ground running as a global business in January.

Feedback from customers and prospects on the proposed transaction has been overwhelmingly positive. As mentioned,

we’ve seen a solid uplift in the pipeline due to elimination of a financial question. In addition, we’ve already recognized specific opportunities to work with our current customers to meet their needs in Asia. Similarly, as I’ve spoken to a number of shareholders since the announcement, they are pleased that their ownership position going forward exceeds that of any other viable options for a balance sheet restructuring of this magnitude. Shareholders also recognize that they now have a stake in an international company with greater assets and potential for much stronger revenue and earnings growth.

Before turning it over to Q&A, I imagine the first one will be related to our status with the Nasdaq, so why don’t I go ahead and handle that?

As we mentioned in our call announcing the deal, on October 3rd I was in Washington DC for the Nasdaq hearing, where we requested a continuing position on the Nasdaq national market. This request contemplated the close of our announced acquisitions and restructuring, and included … stock split to bring our share price in full compliance. We’ve responded to information requests regarding the transaction and the company’s position going forward, but as yet have received no definitive conclusions. Although we can provide no assurances and Nasdaq may move us to a small cap listing or take other actions while we regain compliance, we are still optimistic that they will maintain our status on the national market as we complete this transaction.

That said, why don’t I turn it open for general Q&A, operator?

Coordinator	Thank you. At this time we are ready to begin the question and answer session. Our first question comes from Trevor Colby with RBC.

P. Van Camp	Yes, Trevor.

Coordinator	I’m sorry. He withdrew his question.

Mr. Trent Tillman with Olympic Holdings, you may ask your question.

T. Tillman	Hi.

P. Van Camp	Hi, Trent.

T. Tillman	I just wanted to know if we could go real quickly through, based on the guidance that you gave for the revenues and so forth for Q4, what are you looking for for cash burn for the quarter?

P. Van Camp
Our actual cash at the end of the quarter is just over $11 million. We would anticipate at close as a standalone being somewhere in the $5 million to $7 million—excuse me— at year-end in a $5 million to $7 million range, but frankly, by the time we report our next results, we clearly will have an entirely different cash position.

T. Tillman	Right. Okay. Thank you.

P. Van Camp	Sure.

Coordinator	Mr. Greg Carlin with Lamb Partners, you may ask your question.

B. Black
Hi. It’s Brian Black. Hello, everyone. Can you provide a little more color on your guidance for Q4? If you have recurring revenues in Q3 of about $16 million and the guidance is for $17 million to $19 million, your Q4 guidance for EBITDA is basically flat with Q3, or worse, kind of down $2.5 million. So how much of that might be due to the integration of the two new businesses or how much of that is based on your current organic business?

P. Van Camp
Actually, those results reflect entirely Equinix as a standalone company. Clearly Q3 did have an uplift by the one-time payment from Qwest as they exited their agreement, or downsized, actually, the size of their agreement, so that’s really related to, although our recurring revenues and business grows in the fourth quarter, clearly it’s just a 100% margin payment by Qwest that is impacting the results in Q3.

B. Black	I see. So basically if you back out Qwest for the EBITDA in Q3, you’re expecting continued cost cutting to reflect in a lower EBITDA, kind of recurring EBITDA burn, next quarter?

P. Van Camp	Yes. Largely that’s what’s taking place.

B. Black	Thanks.

Coordinator	At this time we have no further questions. Thank you for participating in today’s conference call.

P. Van Camp	Thank you, operator. Thank you, everyone. Appreciate you being on the call.

FORWARD LOOKING STATEMENTS

This filing includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Equinix’s business, operations and financial condition. Such forward-looking statements are subject to various known and unknown risks and uncertainties and Equinix cautions you that any forward-looking information provided by or on behalf of Equinix is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, including, but not limited to, failure of the proposed combination of Equinix, Pihana Pacific and i-STT to close, costs related to the proposed combination, the risk that the businesses of Equinix, Pihana Pacific and i-STT will not be integrated successfully or that Equinix will incur unanticipated costs of integration, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness and the loss or decline in business from our key customers. Investors and security holders are also directed to consider the other risks and uncertainties discussed in Equinix’s Securities and Exchange Commission (the “SEC”) filings. All such forward-looking statements are current only as of the date on which such statements were made. Equinix does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Investors and security holders of Equinix are urged to read the various filings that have been filed and will be filed with the SEC, including the preliminary proxy statement filed with the SEC on October 18, 2002, as amended on October 31, 2002 and November 5, 2002, as such filing contains important information. Investors and security holders may obtain a free copy of the preliminary proxy statement and other documents filed by Equinix with the SEC at the SEC’s Web site at http://www.sec.gov. The preliminary proxy statement and these other documents may also be obtained for free from Equinix.

In addition to the proxy statement, Equinix files annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Equinix at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Equinix’s filings with the SEC are also available to the public from commercial document-retrieval services and at the Web Site maintained by the SEC at http://www.sec.gov.

PARTICIPANTS IN SOLICITATION

Equinix, Pihana Pacific, i-STT Pte Ltd and STT Communications Ltd, including their respective directors, executive officers and certain other members of management or employees may be deemed to be participants in the solicitation of proxies from Equinix’s shareholders and the solicitation of tenders from holders of Equinix’s 13% Senior Notes in connection with the proposed transaction. A description of any interests that Equinix’s, Pihana Pacific’s, i-STT Pte Ltd’s and STT Communications Ltd’s directors and executive officers have in the proposed transaction is contained in the proxy statement. This document is available free of charge at the SEC’s Web site at http://www.sec.gov and from Equinix.

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